UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2018

MercadoLibre, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33647	98-0212790
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Arias 3751, 7th Floor, Buenos Aires, Argentina C1430CRG

(Address of Principal Executive Offices) (Zip Code)

011-54-11-4640-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 31, 2018, MercadoLibre, Inc., a Delaware corporation (the “Company” or “MercadoLibre”) issued an additional $80 million aggregate principal amount of its 2.00% Convertible Senior Notes due 2028 (the “Option Notes”) pursuant to the partial exercise of the initial purchasers’ option to purchase such Option Notes. As described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2018 (the “Form 8-K”), on August 24, 2018, MercadoLibre issued $800 million aggregate principal amount of its 2.00% Convertible Senior Notes due 2028 (the “Initial Notes” and together with the Option Notes, the “Notes”).

The Notes were sold in a private placement under the purchase agreement, dated August 21, 2018 (the “Purchase Agreement”), entered into between the Company, and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Option Notes have identical terms as the Initial Notes and are governed by the same indenture (the “Indenture”), dated as of August 24, 2018, between the Company and Wilmington Trust, National Association, as trustee, as described in the Form 8-K. The net proceeds from the sale of the Option Notes was approximately $78.6 million, after deducting the Initial Purchasers’ discount and the estimated offering expenses payable by the Company.

Item 3.02.	Unregistered Sales of Equity Securities.

The Notes were sold to the Initial Purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act for resale to qualified institutional buyers pursuant to Rule 144A of the Securities Act. MercadoLibre does not intend to file a shelf registration statement for the resale of the Notes or any common stock issuable upon conversion of the Notes. At the initial conversion rate, if all Notes were converted and settled solely through delivery of shares of common stock (and not cash), this would result in the issuance of approximately 2.0 million shares of common stock (or up to approximately 2.7 million shares if the conversion rate were increased upon the occurrence of a “Make-Whole Fundamental Change” (as defined in the Indenture) or upon redemption of the Notes, assuming the maximum possible increase). Additional information pertaining to the Notes and the shares of common stock issuable upon conversion of the Notes is contained in Item 2.03 and Item 8.01 of this report and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On August 31, 2018, MercadoLibre issued a press release describing the issuance of the Option Notes.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information disclosed under this Item 7.01, including Exhibit 99.1, shall be deemed furnished and not filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 8.01.	Other Events.

Convertible Note Offering

MercadoLibre used approximately $8.3 million of the net proceeds from the Option Notes to pay the cost of the privately negotiated Additional Capped Call Transactions described below. The Company expects to use the remainder of the net proceeds for general corporate purposes, including, but not limited to, acquisitions or other strategic transactions, capital expenditures, research and development and working capital.

As described in the Form 8-K, certain of the Initial Purchasers and their affiliates have provided in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for the Company and its affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, certain of the Initial Purchasers or their respective affiliates are parties to the Additional Capped Call Transactions described below.

One of the members of the Company’s board, Alejandro Nicolás Aguzin, serves as the Chairman and CEO of J.P. Morgan Asia Pacific, an affiliate of J.P. Morgan Securities LLC, one of the Initial Purchasers. One of the members of the Company’s board, Roberto Balls Sallouti, serves as the CEO of Banco BTG Pactual S.A., the parent company of Banco BTG Pactual S.A. – Cayman Branch, one of the Initial Purchasers.

In addition, from time to time, certain of the Initial Purchasers and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and for persons or entities who have relationships with the Company, and may do so in the future. The Initial

Purchasers and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Capped Call Transactions

On August 21, 2018, MercadoLibre entered into capped call transactions with Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, London Branch, Morgan Stanley & Co. LLC, Bank of America, N.A. and Deutsche Bank AG, London Branch, having an expiration date of August 21, 2023 (collectively, the “Counterparties” and such transactions, the “Base Capped Call Transactions”). In connection with the partial exercise by the Initial Purchasers of their option to purchase the Option Notes, on August 29, 2018, MercadoLibre entered into additional capped call transactions with the Counterparties also having an expiration date of August 21, 2023 (such transactions, the “Additional Capped Call Transactions” and, together with the Base Capped Call Transactions, the “Capped Call Transactions”). The Capped Call Transactions have an initial strike price that approximately corresponds to the initial conversion price of the Notes and is subject to anti-dilution adjustments substantially similar to those applicable to the Notes, and initially have a cap price of 100% above the $328.45 per share closing price of MercadoLibre’s common stock on August 21, 2018. The Capped Call Transactions cover, subject to anti-dilution adjustments, the same number of shares of MercadoLibre’s common stock initially underlying the Notes. If the Initial Purchasers exercise all or part of their remaining option to purchase additional Option Notes, MercadoLibre expects to enter into further additional capped call transactions with the Counterparties. In addition, to the extent the Notes remain outstanding at the expiration of the Capped Call Transactions, MercadoLibre may seek to extend the expiration of these Capped Call Transactions or enter into new capped call transactions.

The Capped Call Transactions are expected generally to reduce potential dilution to MercadoLibre’s common stock upon any conversion of the Notes prior to the expiration date of the Capped Call Transactions and/or offset any cash payments MercadoLibre is required to make in excess of the principal amount of any such converted Notes, as the case may be, in the event that the market price per share of MercadoLibre’s common stock, as measured under the terms of the Capped Call Transactions, is greater than the strike price of the Capped Call Transactions as adjusted pursuant to the anti-dilution adjustments. If, however, the market price per share of MercadoLibre’s common stock, as measured under the terms of the Capped Call Transactions, exceeds the cap price of the Capped Call Transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, upon exercise of the options that are a part of the Capped Call Transactions to the extent that such market price exceeds the cap price of the Capped Call Transactions. In addition, to the extent any observation period for any converted Notes does not correspond to the period during which the market price of MercadoLibre’s common stock is measured under the terms of the Capped Call Transactions, there could also be dilution and/or a reduced offset of any such cash payments as a result of the different measurement periods.

MercadoLibre has been advised that, in connection with establishing their initial hedges of the Capped Call Transactions, the Counterparties or their respective affiliates have entered into various derivative transactions with respect to MercadoLibre’s common stock concurrently with, or shortly after, the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of MercadoLibre’s common stock or the Notes at that time.

In addition, MercadoLibre has been advised that the Counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to MercadoLibre’s common stock and/or purchasing or selling MercadoLibre’s common stock or other securities of MercadoLibre in secondary market transactions following the pricing of the Notes and prior to the final settlement of the Capped Call Transactions. This activity could also cause or avoid an increase or a decrease in the market price of MercadoLibre’s common stock or the Notes, which could affect the ability of holders of the Notes to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of Notes, it could affect the number of shares and value of the consideration that holders of the Notes will receive upon conversion of the Notes.

The options MercadoLibre holds under the Capped Call Transactions will be exercised on their expiration date, and in the event MercadoLibre repurchases, exchanges or redeems any Notes or any Notes are converted prior to the relevant valuation period under the Capped Call Transactions, a corresponding portion of the Capped Call Transactions may be terminated at MercadoLibre’s option. Upon such termination, MercadoLibre expects to receive from the Counterparties either a number of shares of MercadoLibre’s common stock with an aggregate market value equal to, or an amount of cash equal to, the value of the Capped Call Transactions or portion thereof, as the case may be, being early terminated, subject to the terms of the Capped Call Transactions. MercadoLibre has been advised that the Counterparties or their respective affiliates, in order to unwind their hedge positions with respect to those exercised or terminated options, are likely to buy or sell shares of MercadoLibre’s common stock or other securities or instruments of MercadoLibre, including the Notes, in secondary market transactions or unwind various derivative transactions with respect to such common stock during the relevant valuation period under the Capped Call Transactions, which may correspond to any observation period for any converted Notes. These unwind activities could have the effect of increasing or decreasing the trading price of MercadoLibre’s common stock and, to the extent the activity occurs during any observation period related to a conversion of Notes, could have the effect of increasing or reducing the value of the consideration that holders of the Notes will receive upon conversion of the Notes.

The Capped Call Transactions are separate transactions entered into by and between MercadoLibre and the Counterparties and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to Capped Call Transactions.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated August 31, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MercadoLibre, Inc.

Dated: August 31, 2018	By:	/s/ Pedro Arnt
	Name:	Pedro Arnt
	Title:	Chief Financial Officer

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